                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /
    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14 a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            AMERICAN HOME PRODUCTS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
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     (3) Filing Party:
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     (4) Date Filed:
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
                       AMERICAN HOME PRODUCTS CORPORATION
                               FIVE GIRALDA FARMS
                              MADISON, N.J. 07940

John R. Stafford
Chairman, President and
Chief Executive Officer

                                              March 25, 1998

Dear Fellow Stockholder:

It is my pleasure to invite you to attend the American Home Products Corporation 1998 Annual Meeting of Stockholders. The meeting will be held on Thursday, April 23, 1998 at 9:30 a.m. local time at The Governor Morris Hotel and Conference Center, Two Whippany Road, Morristown, New Jersey.

The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be dealt with at the meeting. At the conclusion of the formal part of the meeting, we will present a brief report on the Company's business and respond to your questions.

Whether or not you plan to attend the meeting, your vote is very important. Please cast your vote regardless of the number of shares you hold. This year, for the first time, many of you will have the option to cast your proxy vote by telephone if your proxy card includes instructions and a toll-free telephone number to do so. This is a quick and easy way for you to submit your proxy. I urge you to take a moment to use the toll-free telephone number, or sign, date, and promptly return the enclosed proxy card in the envelope, in order to be certain your shares are represented at the meeting.

I look forward to seeing you on April 23rd.

                                              Sincerely,

                                              /s/ John R. Stafford

                       AMERICAN HOME PRODUCTS CORPORATION
                               FIVE GIRALDA FARMS
                           MADISON, NEW JERSEY 07940

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

    The Annual Meeting of the Stockholders of AMERICAN HOME PRODUCTS CORPORATION will be held in the Ballroom of The Governor Morris Hotel and Conference Center, Two Whippany Road, Morristown, New Jersey, on Thursday, April 23, 1998 at 9:30 a.m., local time, for the following purposes:

    1.  to elect a Board of twelve directors;

    2. to consider and act upon the ratification of the appointment of Arthur Andersen LLP as the Corporation's principal independent public accountants for 1998;

    3. to consider and act upon amendments to the Corporation's Restated Certificate of Incorporation to increase to 2,400,000,000 the number of authorized shares of Common Stock and a related matter; and

    4. to act upon such other matters, including a stockholder proposal as stated in the proxy statement, which may properly come before the meeting.

    Under the provisions of the By-laws, the Board of Directors has fixed the close of business on March 16, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

                                          By Order of the Board of Directors

                                          EILEEN M. LACH

                                          SECRETARY

March 25, 1998

                             YOUR VOTE IS IMPORTANT
   IF YOU ARE UNABLE TO ATTEND THE MEETING, PLEASE DATE, SIGN AND RETURN THE
                                  ACCOMPANYING
 PROXY CARD PROMPTLY OR, IF YOUR PROXY CARD INCLUDES INSTRUCTIONS TO DO SO, USE
                                      THE
TOLL-FREE TELEPHONE NUMBER ON THE PROXY CARD TO SUBMIT YOUR PROXY BY TELEPHONE.

                       AMERICAN HOME PRODUCTS CORPORATION
                               FIVE GIRALDA FARMS
                           MADISON, NEW JERSEY 07940

                            ------------------------

                                PROXY STATEMENT

    Your proxy in the form enclosed is solicited by the Board of Directors and Management of American Home Products Corporation (the "Corporation") to be used at the Annual Meeting of Stockholders to be held on April 23, 1998 and at any adjournment or adjournments thereof. Properly executed proxies received prior to the meeting or proxies submitted prior to the meeting by telephone in accordance with the instructions set forth on the proxy card if included on your proxy card (using a personal control number to identify each stockholder) will be voted at the meeting. Stockholders may have their votes kept secret until after the Annual Meeting by so indicating in the designated place on the proxy card or following the instructions when submitting a proxy by telephone. If a stockholder specifies how the proxy is to be voted on any business to come before the meeting, it will be voted in accordance with such specifications. If no specification is made, it will be voted in accordance with the recommendations of the Board of Directors and Management which are FOR the election of the directors named in this Proxy Statement, FOR ratification of the appointment of Arthur Andersen LLP as the Corporation's principal independent public accountants for 1998, FOR adoption of the amendments to the Restated Certificate of Incorporation and AGAINST the stockholder proposal on directors accepting consulting fees from the Corporation. The proxy may be revoked by you at any time before it is voted at the meeting.

    Attendance at the meeting will be limited to stockholders of record on March 16, 1998 or their proxies, beneficial owners having evidence of ownership on that date, and invited guests of the Corporation. No cameras or recording equipment will be permitted in the meeting room.

    This Proxy Statement and accompanying form of proxy are first being sent or given to stockholders on or about March 25, 1998.

    If a stockholder participates in the Corporation's Master Investment Plan, a proxy to vote shares registered in his or her own name will serve as instructions on how to vote shares held in custody for the stockholder pursuant to the Plan. No further action from the stockholder is required to vote the shares in the Master Investment Plan. Accordingly, as Transfer Agent for shares of the Corporation's common stock, par value $.33 1/3 per share (the "Common Stock"), ChaseMellon Shareholder Services will cause shares held in the name of its nominee for the account of stockholders participating in the Master Investment Plan to be voted in the same way as such stockholders vote shares registered in their names. If the stockholder does not submit a proxy to vote the shares registered in his or her own name, the shares held for his or her account in the Master Investment Plan will not be voted.

    Stockholders of record at the close of business on March 16, 1998 are entitled to notice of and to vote at the meeting. On March 2, 1998, there were outstanding and entitled to vote 654,924,364 shares of Common Stock (each of which is entitled to one vote) and 28,277 shares of $2 Convertible Preferred Stock (each of which is entitled to eighteen votes). A plurality of the votes cast by the holders of Common Stock and $2 Convertible Preferred Stock, voting as a single class, is required for election of directors, a majority of the votes cast by such holders, voting as a single class, is required for ratification of the appointment of the principal independent public accountants, a majority of the outstanding Common Stock and $2 Convertible Preferred Stock, voting as a single class, is required for the adoption of the amendments to the Restated Certificate of Incorporation and a majority of votes cast by the holders of Common Stock and $2 Convertible Preferred Stock, voting as a single class, is required for adoption of the stockholder proposal on directors accepting consulting fees. The aggregate number of votes cast by all stockholders present in person or by proxy at the meeting will be used to determine whether a motion (other than the proposal to amend the Restated Certificate of Incorporation) will carry. Thus, an abstention from voting on a matter by a stockholder present in person or by proxy at the meeting has no effect on the item on which the stockholder abstained from voting except that, for the proposal to amend the Restated Certificate of Incorporation, abstentions will have the same effect as a vote against such proposal. In addition, although broker "non-votes" will be counted for purposes of obtaining a quorum, they will have no effect on the vote on matters at the Annual Meeting of Stockholders except that, for the proposal to amend the Restated Certificate of Incorporation, they will have the same effect as a vote against such proposal.

                                    ITEM 1.
                             ELECTION OF DIRECTORS

    Twelve directors are to be elected to hold office until the next Annual Meeting of Stockholders and until their successors have been duly elected and qualified. If the proxy is executed or submitted by telephone in such a manner as not to withhold authority for the election of any or all of the nominees for directors, then the persons named in the proxy will vote the shares represented by the proxy for the election of the following twelve nominees. If the proxy indicates that the stockholder wishes to withhold a vote from one or more nominees for directors, such instructions will be followed by the persons named in the proxy. All of the nominees now are members of the Board of Directors and all except Mr. Essner were elected by the stockholders at the last Annual Meeting. Management has no reason to believe that any of the nominees will not serve. In the event that any nominee should not be available, and if the Board has designated a substitute nominee, the persons named in the proxy will vote for the substitute nominee designated by the Board of Directors.

                       NOMINEES FOR ELECTION AS DIRECTORS

                          Director since 1993; age 64; President, Alexander & Associates,
                          Inc. (consulting firm specializing in Workforce Inclusiveness);
                          Director, Dreyfus General Family of Funds, Dreyfus Third Century
                          Fund, Dreyfus Premier Family of Funds, Dun & Bradstreet
                          Corporation, MCI Communications Corporation, Cognizant
                          Corporation, TLC Beatrice International Holding, Inc. and Mutual
                          of America Life Insurance Company; Chairman of the Corporate
                          Issues Committee and member of the Audit and Nominating
  [PHOTO]                 Committees
Clifford L. Alexander,
Jr.

                          Director since 1988; age 65; President and Chief Executive
                          Officer, The Hearst Corporation (owns and operates communications media); Director, The Chase Manhattan Corporation, Hearst-Argyle
                          Television, Inc. and Polo Ralph Lauren Corporation; Chairman of
                          the Compensation and Benefits Committee and member of the
                          Executive and Nominating Committees
  [PHOTO]
Frank A. Bennack, Jr.

                          Director since 1990; age 59; Senior Executive Vice President of the Corporation since October 1995; previously Executive Vice
                          President from 1987; member of the Executive Committee of the
                          Board and of the Finance, Operations and Retirement Committees of
                          the Corporation
  [PHOTO]
Robert G. Blount

                          Director since 1975; age 74; National Chair, Population Action
                          International; Director, International Flavors & Fragrances Inc.;
                          member of the Compensation and Benefits and Nominating Committees
  [PHOTO]
Robin Chandler Duke

                          Director since 1997; age 50; Executive Vice President of the
                          Corporation since September 1997; previously President of
                          Wyeth-Ayerst Global Pharmaceuticals from March 1997; President of
                          Wyeth-Ayerst Laboratories, 1993 to March 1997; Member of the
                          Finance, Operations and Retirement Committees of the Corporation
  [PHOTO]
Robert Essner

                          Director since 1987; age 61; Dean, Fordham University School of
                          Law since 1982; Director, Sentinel Group Funds, Inc. and Sentinel
                          Pennsylvania Tax Free Trust; Chairman of the Audit Committee and
                          member of the Compensation and Benefits and Nominating Committees
  [PHOTO]
John D. Feerick

                          Director since 1995; age 58; President and Chief Executive
                          Officer, Blue Cross Blue Shield of Kansas City, Inc.; former
                          Chairman, Johnson & Higgins of Missouri, Inc., former Chairman and Chief Executive Officer, The Continental Corporation;
                          Director, Blue Cross Blue Shield of Kansas City, Blue Cross Blue
                          Shield Association, AMC Entertainment Inc., Businessmen's
                          Assurance Company, Hallmark Cards, Inc. and Hallmark
                          Entertainment, Inc.; member of the Compensation and Benefits and
                          Nominating Committees
  [PHOTO]
John P. Mascotte

                          Director since 1995; age 54; Chairman and Professor, Department of Obstetrics and Gynecology, Stanford University School of
                          Medicine since 1990; Director, Conception Technology, Inc., Metra
                          Biosystems, Inc. and Quidel Corporation; member of the Corporate
                          Issues and Nominating Committees
  [PHOTO]
Mary Lake Polan, M.D.,
Ph.D.

                          Director since 1996; age 51; Vice Chairman, President and Chief
                          Operating Officer, Bell Atlantic Corporation (telecommunications company); Director, AlliedSignal Inc., CVS Corporation, Boston
                          Properties, Inc. and Viacom Inc.; member of the Audit and
                          Nominating Committees
  [PHOTO]
Ivan G. Seidenberg

                          Director since 1980; age 60; Chairman of the Board, President and
                          Chief Executive Officer of the Corporation since 1986 (except for period between May 1990 and January 31, 1994 when he did not have additional title of President); Director, AlliedSignal Inc., The
                          Chase Manhattan Corporation, Deere & Company and Bell Atlantic
                          Corporation; Chairman of the Executive and Nominating Committees
                          of the Board and Chairman of the Finance, Operations and
                          Retirement Committees of the Corporation
  [PHOTO]
John R. Stafford

                          Director since 1982; age 58; Chairman, Torell Management Inc.
                          (financial advisory company); former Chairman and CEO, Fortune
                          Bancorp; former Chairman of the Board, President and Chief
                          Executive Officer, CalFed Inc.; former President, Manufacturers
                          Hanover Corporation and Manufacturers Hanover Trust Company;
                          Director, Volt Information Sciences, Inc., PaineWebber Group,
                          Inc. and Heartland Technology, Inc.; member of the Corporate
                          Issues and Nominating Committees
  [PHOTO]
John R. Torell III

                          Director since 1981; age 65; President, Chief Executive Officer and member of the Board, Wm. Wrigley Jr. Company (international manufacturer of chewing gum products); Director, Texaco, Inc.;
                          member of the Audit and Nominating Committees
  [PHOTO]
William Wrigley

COMMITTEES

    The Board of Directors has, as standing committees, an Audit Committee, a Compensation and Benefits Committee, a Nominating Committee and a Corporate Issues Committee. Each such committee consists solely of non-employee members of the Board except for the Nominating Committee, of which Mr. Stafford is Chairman.

    The Audit Committee, whose current members are Dean Feerick, Chairman, and Messrs. Alexander, Seidenberg and Wrigley, held two meetings in 1997. This Committee recommends the firm of independent public accountants engaged each year as the Corporation's principal independent public accountants, subject to the approval of the Board of Directors and ratification by the stockholders, and undertakes such reviews of the Corporation's financial affairs as the Committee deems appropriate.

    The Compensation and Benefits Committee, whose current members are Mr. Bennack, Chairman, Mrs. Duke, Dean Feerick and Mr. Mascotte, held four meetings in 1997. This Committee recommends to the Board the salaries of the officers of the Corporation and administers the Corporation's Management Incentive Plan, Stock Incentive and Stock Option Plans and oversees other benefit plans.

    The Nominating Committee, whose membership is composed of all of the non-employee directors and Mr. Stafford as its Chairman, held one meeting in 1997. This Committee recommends the director-nominees contained in the proxy statement, considers candidates for director vacancies and such other management matters as may be presented to it by the Chairman. Stockholders may submit names of qualified candidates along with detailed information on their backgrounds to the Corporate Secretary for referral to the Committee.

    The Corporate Issues Committee, whose current members are Mr. Alexander, Chairman, Dr. Polan and Mr. Torell, reviews the policies and programs of the Corporation and makes recommendations to the Board as appropriate on public issues that affect the Corporation. It held three meetings in 1997.

    The Board also has an Executive Committee which is authorized, during the intervals between Board meetings, to perform all duties and exercise all powers of the Board except those that are required by law or the Corporation's Restated Certificate of Incorporation or By-laws to be performed or exercised by the Board acting as a whole. Its current members are Mr. Stafford, Chairman, and Messrs. Bennack and Blount. It held two meetings in 1997.

DIRECTORS' FEES; ATTENDANCE

    Messrs. Stafford, Blount and Essner were employees of the Corporation for all of 1997 and therefore received no remuneration for serving on the Board of Directors. The other directors received an annual retainer of $42,500 paid monthly, a fee of $9,000 for Committee service and a meeting fee of $1,050 for each Board or Committee meeting attended in 1997. In 1997, the Chairman of a Committee received an additional fee of $3,000. There were eleven Board meetings in 1997. The total fees paid in 1997 to the current nine non-employee directors (including amounts deferred) was $614,250.

    In addition, each director who is not an employee or former employee of the Corporation is entitled to receive an initial grant of 400 shares of restricted stock and subsequent grants of 400 shares of restricted stock up to a total of 2,000 shares of restricted stock over a period of five years, subject to the terms and conditions of the 1994 Restricted Stock Plan for Non-Employee Directors.

    During 1997, each member of the Corporation's Board of Directors attended at least 75% of the total meetings of the Board and the Committees of which such director was a member.

    Effective May 1, 1997, the Corporation no longer grants benefits under its retirement plan for non-employee directors. Under the terminated plan, non-employee directors with 10 years of Board service who retired at or after 65 years of age, or before age 65 in case of disability, would have been entitled to receive an annual lifetime benefit in the amount equal to the annual Board retainer in effect for the year for which the payment was made. Directors who retired before age 65 with 10 years of Board service were entitled to receive the benefit upon attaining age 65. If the director died before receiving at least five annual benefit payments, a lump sum amount equal to the difference between five annual benefit payments and the amount the director already had received would have been paid to the director's beneficiary. In lieu of this, each non-employee director serving on the board as of May 1, 1997 was credited with phantom stock units under a new Directors' Deferral Plan in an amount equal to the actuarial equivalent of the amount that would have been due to such director at his or her earliest retirement date, assuming the director had completed the vesting period. Directors with 10 years of Board service upon the later of retirement or age 65 will be entitled to receive cash (in a lump sum or annual installments) in an amount equal to the then current value of such units.

    Pursuant to the Directors' Deferral Plan, which became effective May 1, 1997, directors' fees otherwise payable in the year earned may be deferred in amounts specified by such directors. The deferred amounts accrue interest at a deemed rate or may be allocated to phantom stock units under the new Plan. Phantom Stock units accrue deemed dividends which are computed quarterly and credited in additional units to each director's account under the Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers and directors, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish the Corporation with copies of all Section 16(a) forms they file. (The Corporation is not aware of any beneficial owner of more than ten percent of its Common Stock.)

    Based solely upon a review of the copies of the forms furnished to the Corporation, or written representations from certain reporting persons that no Forms 5 were required, the Corporation believes that all filing requirements applicable to its officers and directors were complied with during the 1997 fiscal year except that (i) two transactions which should have been reported on separate forms and which occurred in a discretionary account maintained by the wife of John R. Torell III, a director of the Corporation, were reported late on Form 5, (ii) due to a clerical error, one transaction by Rene R. Lewin, an officer of the Corporation, was reported late on Form 5 and (iii) due to a clerical error, two related transactions by Louis L. Hoynes, Jr., an officer of the Corporation, were reported late on an amended Form 5.

          SECURITIES OWNED BY MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

    The table below reflects the numbers of shares of American Home Products Corporation Common Stock beneficially owned as of February 2, 1998 by each director of the Corporation and each named executive listed in the Summary Compensation Table and the number of shares beneficially owned by all directors and executive officers of the Corporation as a group.

    All directors and named executives disclaim beneficial ownership of shares owned solely by their spouses. No director or officer owns shares of the Corporation's Preferred Stock.

                                                                                                                PHANTOM   PERCENT
                                                                                         COMMON   EXERCISABLE    STOCK      OF
NAME OF BENEFICIAL OWNER                                                                  STOCK     OPTIONS     UNITS(1)   CLASS
---------------------------------------------------------------------------------------  -------  -----------   -------   -------
    Directors
Clifford L. Alexander, Jr..............................................................    4,000(2)              6,315(10)   *
Frank A. Bennack, Jr...................................................................    7,800(2)              8,108       *
Robert G. Blount.......................................................................   39,158(4)     177,600              *
Robin Chandler Duke....................................................................   25,600(2)              6,584       *
Robert Essner..........................................................................   23,471(5)     123,400              *
John D. Feerick........................................................................    2,000(2)              7,832(11)   *
John P. Mascotte.......................................................................    3,600(2)              7,159       *
Mary Lake Polan, M.D., Ph.D............................................................    2,010(2)              6,678       *
Ivan G. Seidenberg.....................................................................    1,300(3)              7,791(12)   *
John R. Stafford.......................................................................  297,060(6)     783,066              *
John R. Torell III.....................................................................    5,306(2)              7,254       *
William Wrigley........................................................................   58,508(2)(7)           8,774(10)   *
    Named Executives
David M. Olivier.......................................................................   43,937(8)      71,200              *
Louis L. Hoynes, Jr....................................................................   28,183(9)      90,000              *
All executive officers and directors as a group
  (21 persons).........................................................................  623,583    1,630,757               0.35%

------------------------
*   Less than one percent (1%); including exercisable options of employees.

(1) Effective May 1, 1997, the former AHPC Retirement Plan for Outside Directors was terminated and participants therein were credited with phantom stock units under the new AHPC Directors' Deferral Plan in an amount that is the actuarial equivalent of the amount that would have been due to such director under the prior plan at his/her earliest retirement date assuming satisfaction of vesting requirements thereunder. Directors with 10 years of board service upon the later of retirement or age 65 will be entitled to receive in cash (lump sum or annual installments) an amount equal to the then current value of such units. The total number of units set forth includes additional units allocated through the deemed reinvestment of dividends. Certain directors have also elected to defer directors' fees into phantom stock units and such accruals have been included in the totals set forth in the table.

(2) Includes 1,600 shares of restricted stock awarded under the 1994 Restricted Stock Plan for Non-Employee Directors.

(3) Includes 800 shares of restricted stock awarded under the 1994 Restricted Stock Plan for Non-Employee Directors.

(4) Includes 1,077 shares owned by Mrs. Blount. Also includes 4,200 shares of Common Stock subject to certain restrictions ("Restricted Stock") and 17,188 additional shares held by a trust for the benefit of certain executive officers of the Corporation under which such officers have sole voting power but do not have dispositive power except in certain limited circumstances (the "Restricted Stock Trust").

(5) Includes 7,361 shares owned jointly with Mrs. Essner, and 1,650 shares of Restricted Stock and 5,969 additional shares held by the Restricted Stock Trust.

(6) Includes 16,320 shares owned by Mrs. Stafford, and 7,425 shares of Restricted Stock and 29,847 additional shares held by the Restricted Stock Trust. Also includes 14,873 shares (beneficial ownership of which is disclaimed by Mr. Stafford) owned by a charitable foundation of which Mr. and Mrs. Stafford are trustees.

(7) Includes 31,600 shares held in joint tenancy with Mrs. Wrigley. Also includes the following shares (beneficial ownership of which is disclaimed by Mr. Wrigley): 5,944 shares owned by a trust of which Mr. Wrigley and Mrs. Wrigley are co-trustees for the benefit of Mrs. Wrigley; 2,624 shares owned by two trusts of which Mrs. Wrigley is co-trustee; 4,000 shares owned by a foundation of which Mrs. Wrigley is an officer; and 8,740 shares owned by Mrs. Wrigley.

(8) Includes 10,478 shares owned by Mrs. Olivier, and 1,650 shares of Restricted Stock and 4,992 additional shares held by the Restricted Stock Trust.

(9) Includes 1,050 shares of Restricted Stock and 4,322 additional shares held by the Restricted Stock Trust.

(10) Includes 155.5 fully vested phantom stock units (equivalent to one share of Common Stock per unit) under the Directors' Deferral Plan which were acquired pursuant to deferral of fees.

(11) Includes 77.7 fully vested phantom stock units (equivalent to one share of Common Stock per unit) under the Directors' Deferral Plan which were acquired pursuant to deferral of fees.

(12) Includes 1,397.9 fully vested phantom stock units (equivalent to one share of Common Stock per unit) under the Directors' Deferral Plan which were acquired pursuant to deferral of fees.

BENEFICIAL OWNERSHIP OF 5% STOCKHOLDER

    The following table reports beneficial ownership of Common Stock of the only persons known by the Corporation to beneficially own more than 5% of its Common Stock based upon statements on Schedule 13G filed with the Securities and Exchange Commission.

                                                                                                           PERCENT
                                                                                                             OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                                   COMMON STOCK         CLASS
----------------------------------------------------------------------------------  ------------------  -------------
FMR Corp..........................................................................       51,140,203(a)         7.87%
Edward C. Johnson 3d
Abigail P. Johnson
82 Devonshire Street
Boston, Massachusetts 02109

------------------------
(a) In a Schedule 13G filing made by FMR Corp. ("FMR") on February 9, 1998, FMR, Edward C. Johnson 3d and Abigail P. Johnson reported that, as of December 31, 1997: (i) Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR and an investment advisor under the Investment Advisors Act of 1940, is the beneficial owner of 46,746,276 shares of the Common Stock of the Corporation and Edward C. Johnson 3d and FMR through its control of Fidelity and the funds controlled by Fidelity each has the sole power to dispose of these shares but does not vote the shares (which are voted by each applicable fund's Board of Trustees), (ii) Fidelity Management Trust Company ("Fidelity Trust"), a wholly-owned subsidiary of FMR, and a bank as defined in the Securities Exchange Act of 1934 is the beneficial owner of 3,944,377 shares of the Common Stock of the Corporation as a result of serving as investment manager of institutional accounts; Edward C. Johnson 3d and FMR, through its control of Fidelity Trust, each has sole dispositive power over 3,944,377 shares and sole power to vote or to direct the voting of 2,637,357 shares, and shared power to vote or direct the voting over 1,040 shares of Common Stock and no power to vote or to direct the voting of 1,305,980 shares of Common Stock owned by the institutional accounts, and (iii) Fidelity International Limited ("FIL"), representing various foreign-based subsidiaries which provide investment advisory and management services to a number of non-U.S. investment companies (the "International Funds") and certain institutional investors, is the beneficial owner of 449,550 shares of the Common Stock of the Corporation and, although FIL is partially owned by Edward C. Johnson 3d and members of his family, FIL has the sole power to vote and dispose of these shares.

                           SUMMARY COMPENSATION TABLE

    The following table sets forth the compensation paid for the years 1995-1997 to the Corporation's Chairman, President and Chief Executive Officer and the four other most highly paid executive officers.

                                                  ANNUAL COMPENSATION                           LONG-TERM
                               ---------------------------------------------------------      COMPENSATION
                                                                      FORM OF BONUS       ---------------------
                                                                         PAYMENT          SECURITIES
                                                                  ----------------------  UNDERLYING
                                             BASE       TOTAL                CONTINGENT    OPTIONS      LTIP       ALL OTHER
                                            SALARY      BONUS       CASH       SHARES      GRANTED     PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION      YEAR       ($)(1)      ($)(2)     ($)(1)        (#)         (#)       ($)(3)       ($)(4)
-----------------------------  ---------  ----------  ----------  ---------  -----------  ----------  ---------  -------------
John R. Stafford.............       1997   1,350,000   1,350,000    675,000       9,028      269,000    621,169      393,789
  Chairman of the Board,            1996   1,230,000   1,230,000    615,000      10,292      316,400    465,780       76,063
  President and Chief               1995   1,185,000   1,185,000    592,500      12,350    1,016,400    341,935       35,550
  Executive Officer
Robert G. Blount.............       1997     710,000     710,000    355,000       4,748      151,200    357,744       80,386
  Senior Executive Vice             1996     650,000     650,000    325,000       5,439      177,600    268,212       19,500
  President                         1995     628,250     628,250    314,125       6,546      457,600    196,897       18,848
Robert Essner (5)............       1997     510,908     510,908    255,454       3,416       88,800    124,131       15,329
  Executive Vice President
David M. Olivier.............       1997     495,000     495,000    247,500       3,310       35,600    107,169       14,850
  Senior Vice President             1996     457,083     457,083    228,542       3,824       71,200     80,280       13,733
                                    1995     414,650     414,650    207,325       4,320      151,200     58,935       12,440
Louis L. Hoynes, Jr..........       1997     440,000     440,000    220,000       2,942       44,400     89,950       43,580
  Senior Vice President             1996     415,000     375,000    187,500       3,138       44,400     67,463       12,450
  and General Counsel               1995     407,000     407,000    203,500       4,240       94,400     49,525       12,210

------------------------
(1) Mr. Stafford deferred until after retirement portions of his 1997, 1996 and 1995 base salaries and the entire cash portion of his 1996 and 1995 bonus; Mr. Blount deferred a portion of his 1997 base salary and a portion of his 1996 cash bonus; and Mr. Hoynes deferred the entire cash portion of his 1996 bonus, each pursuant to the AHPC Deferred Compensation Plan.

(2) The total bonus and form of bonus payment in cash and contingent shares under the Corporation's Management Incentive Plan are shown for services rendered in the corresponding year. Under current policy of the Compensation and Benefits Committee (the "Committee"), participants in the Plan who are corporate vice presidents and above, and all U.S. employees with a base salary of $175,000 or more may request that up to 50% of the award for any year be paid as a cash award. All others may request that up to 100% of the award be paid as a cash award. The remainder of the award for each year is made as a contingent stock award which may be delivered either in the third year following the year in respect of which the award was granted, or after retirement or termination of employment. Deliveries of contingent stock awards following retirement or termination of employment will generally be made in up to ten substantially equal annual installments. Shares of Common Stock which are contingently awarded to an employee are credited to a contingent award account for the employee. No shares of Common Stock are issued or earmarked for the employee's account at the time of award, nor does he or she have any rights of a stockholder with respect to the shares credited to the account before actual issuance and delivery of such shares. The dividends which would have been paid during a calendar year with respect to shares credited to an employee's contingent award account, had the shares then been outstanding, are calculated at the end of each year, and the employee's account is then credited with the largest full number of shares of Common Stock which such an amount of dividends could have purchased at the average closing market price of the Common Stock for the last five business days of the year. Any amounts remaining are carried forward in the employee's account and applied to the calculation of shares for that account at the end of the next year.

(3) Amounts shown represent the value (based on the closing market price of the Common Stock) on the date of conversion of the portion of the Restricted Stock Performance Awards made in 1994 under the Corporation's 1993 Stock Incentive Plan (the "1994 Awards") which, based on 1996 performance, was converted on February 6, 1997 to shares of Restricted Stock. The 1994 Awards were composed of units subject to conversion to shares of Restricted Stock based on the Corporation's performance during the years 1994-1996. For 1996, each named executive officer was entitled to be credited with shares of Restricted Stock in an amount equal to 0%-125% of one-third of the target number of units subject to the 1994 Awards based upon the Corporation's achievement of a target level of earnings per share ("EPS") for such year. (The target number of units covered by the 1994 Awards for each of the named executive officers was 29,000 for Mr. Stafford, 16,700 for Mr. Blount, 5,800 for Mr. Essner, 5,000 for Mr. Olivier and 4,200 for Mr. Hoynes.) The amounts in the table above represent 100% of one-third of the target numbers of units which were converted to Restricted Stock based on 1996 performance. The restrictions on the Restricted Stock earned pursuant to the 1994 Awards ended in May 1997 and, under the terms of such awards, all of the shares were contributed by the Corporation to the Restricted Stock Trust, pursuant to which actual delivery of such shares to the named executive officers is deferred until after termination of employment. In addition, similar Restricted Stock Performance Awards were made to the named executive officers in 1995 and 1996 composed of the following respective target numbers of units, which units are subject to conversion to shares of Restricted Stock based upon the achievement of target levels of EPS for 1997 and 1998, respectively: 9,900 and 9,900 for Mr. Stafford, 5,600 and 5,600 for Mr. Blount, 2,200 and 2,500 for Mr. Essner, 2,200 and 2,200 for Mr. Olivier and 1,400 and 1,400 for Mr. Hoynes. Based upon the Corporation's EPS for 1997, 75% of the target amount of the 1995 Awards was converted to Restricted Stock in January 1998 and will be reported under the caption "LTIP Payouts" in the Summary Compensation table in the 1999 proxy statement. See the Long-Term Incentive Plan Awards Table in this Proxy Statement for similar awards made in 1997.

(4) Represents contributions made by the Corporation under its Savings Plan and Supplemental Employee Savings Plan (the Corporation matches up to 50% of the first 6% of compensation contributed by the employee). The amounts shown for Messrs. Stafford and Blount and Hoynes also include $353,289, $59,086, and $30,380, respectively, for above-market interest earned during 1997 (equal to 1.96%) on deferred compensation but not paid in 1997, including amounts deferred on the exercise of Stock Appreciation Rights and/or options disclosed in the Option/SAR Exercise and Year-End Value Table in this Proxy Statement.

(5) Mr. Essner became an executive officer and director of the Corporation on September 25, 1997.

                              OPTION GRANTS TABLE

    The following table provides information on Option grants in 1997 to the named executive officers.

                                                                     INDIVIDUAL GRANTS IN 1997
                                               ---------------------------------------------------------------------
                                                NUMBER OF      % OF TOTAL
                                               SECURITIES        OPTIONS         EXERCISE                 GRANT DATE
                                               UNDERLYING      GRANTED TO       PRICE PER                  PRESENT
                                                 OPTIONS      EMPLOYEES IN      SHARE ($)    EXPIRATION     VALUE
NAME                                           GRANTED (1)        1997             (2)          DATE       ($) (3)
---------------------------------------------  -----------  -----------------  ------------  -----------  ----------
John R. Stafford.............................     269,000             1.9%         72.4375   May 2007      3,084,990
Robert G. Blount.............................     151,200             1.1%         72.4375   May 2007      1,734,017
Robert Essner................................      88,800              .6%         72,4375   May 2007      1,018,391
David M. Olivier.............................      35,600              .3%         72.4375   May 2007        408,274
Louis L. Hoynes, Jr..........................      44,400              .3%         72.4375   May 2007        509,195

------------------------

(1) These options become exercisable in one-third increments on the first, second and third anniversaries of the date of grant (May 22, 1997) (except that such options may be exercised earlier in the case of the optionee's retirement, disability or death). The options are transferable at the election of each named executive officer to members of the executive's family or to a trust or other entity solely for the benefit of such family members.

(2) The exercise price is the mean price on the date of grant.

(3) These estimates of value were developed solely for the purposes of comparative disclosure in accordance with the rules and regulations of the Securities and Exchange Commission and are not intended to predict future prices of the Corporation's Common Stock. The estimates were developed using a variant of the Black-Scholes option pricing model incorporating the following assumptions: Expected volatility of 18.2% and dividend yield of 3.7%, both based on the historical three-year monthly average for the underlying Common Stock; risk-free rate of return of 6.5% based on a four-year zero coupon rate; and time of exercise of four years, being the expected duration of the option. In addition, the model assumed a 3.0% discount for forfeiture since the options are not currently exercisable.

                     LONG-TERM INCENTIVE PLAN AWARDS TABLE

    The following table provides information on Restricted Stock Performance Awards granted in 1997, under the Corporation's 1996 Stock Incentive Plan, to the named executive officers.

                                                               ESTIMATED FUTURE PAYOUTS UNDER NON-STOCK
                                                                           PRICE-BASED PLANS
                                          -----------------------------------------------------------------------------------
                                              NUMBER OF
                                          SHARES, UNITS OR    PERFORMANCE OR OTHER         BELOW
                                            OTHER RIGHTS          PERIOD UNTIL           THRESHOLD      THRESHOLD    TARGET
NAME                                           (#)(1)         MATURATION OR PAYOUT          (#)            (#)         (#)
----------------------------------------  -----------------  -----------------------  ---------------  -----------  ---------
John R. Stafford........................          8,400                  2000               --              6,300       8,400
Robert G. Blount........................          4,700                  2000               --              3,525       4,700
Robert Essner...........................          2,800                  2000               --              2,100       2,800
David M. Olivier........................          1,100                  2000               --                825       1,100
Louis L. Hoynes, Jr.....................          1,400                  2000               --              1,050       1,400



                                            MAXIMUM
NAME                                          (#)
----------------------------------------  -----------
John R. Stafford........................      10,500
Robert G. Blount........................       5,875
Robert Essner...........................       3,500
David M. Olivier........................       1,375
Louis L. Hoynes, Jr.....................       1,750

------------------------

(1) Amounts shown represent Restricted Stock Performance Awards (the "1997 Awards") made in 1997 under the Corporation's 1996 Stock Incentive Plan. These 1997 Awards are composed of units which may be converted to a number of shares of Restricted Stock equal to 0%-125% of the Target amounts of the 1997 Award based upon the Corporation's performance in 1999. The Target amount will be earned if 96%-105% of the target EPS is achieved; the Threshold amount will be earned if 90%-95% of the target EPS is achieved; and the Maximum amount will be earned if over 105% of the target EPS is achieved. During the three-year restricted period ending May 22, 2000, all of the units and Restricted Stock will be forfeited upon termination of employment for any reason other than death, disability or retirement (in which cases the Restricted Stock will vest immediately and the units will be converted based upon satisfaction of the performance criteria) unless otherwise determined by the Committee.

                  OPTION/SAR EXERCISE AND YEAR-END VALUE TABLE

    The following table discloses the options/SARs that were exercised by the named executive officers during 1997 and sets forth the number and value of their unexercised options at year-end.

                                                                     AGGREGATED OPTION/SAR EXERCISES IN 1997
                                                                          AND YEAR-END OPTION VALUES (1)
                                                    --------------------------------------------------------------------------
                                                                                       NUMBER OF
                                                                                       SECURITIES               VALUE OF
                                                                                       UNDERLYING             UNEXERCISED
                                                                                 UNEXERCISED OPTIONS AT   IN-THE-MONEY OPTIONS
                                                      SHARES                        DEC. 31, 1997(#)      AT DEC. 31, 1997($)
                                                    ACQUIRED ON      VALUE            EXERCISABLE*            EXERCISABLE*
NAME                                                 EXERCISE     REALIZED($)       UNEXERCISABLE**        UNEXERCISABLE**(2)
--------------------------------------------------  -----------   ------------   ----------------------   --------------------
John R. Stafford..................................   556,400(3)(8)   17,622,588         783,066*               25,323,933*
                                                                                        502,334**(9)           10,047,005**(9)

Robert G. Blount..................................   186,666(4)(8)    6,398,276         177,600*                4,162,500*
                                                                                        244,534**               4,195,942**

Robert Essner.....................................    81,900(5)       3,188,134         123,400*                3,613,400*
                                                                                        168,800**               3,430,750**

David M. Olivier..................................   111,200(6)       3,974,448          71,200*                1,668,750*
                                                                                        115,600**               3,214,625**

Louis L. Hoynes, Jr...............................    75,000(7)(8)    3,067,222          90,000*                2,819,619*
                                                                                         94,400**               2,099,125**

------------------------

(1) Stock Appreciation Rights (SARs) were not granted to any employees of the Corporation during 1997 and, during 1997, all unexercised SARs were surrendered to the Corporation without additional compensation and were cancelled.

(2) The amounts given are based on the closing market price of the Corporation's Common Stock at December 31, 1997 which was $76.500. The closing market price on March 2, 1998 was $93.75.

(3) Represents exercises of options/SARs (i) granted in 1994 and covering 240,000 shares at an exercise price of $29.0313 per share and (ii) granted in 1995 and covering 316,400 shares at an exercise price of $38.1250 per share (in each case, market value on date of grant).

(4) Represents exercises of options/SARs granted in 1995 and covering 186,666 shares at an exercise price of $38.1250 per share (market value on date of grant).

(5) Represents exercises of options/SARs (i) granted in 1992 and covering 33,400 shares at an exercise price of $37.8125 per share, (ii) granted in 1993 and covering 13,500 shares at an exercise price of $32.5938 per share and (iii) granted in 1995 covering 35,000 at an exercise price of $38.1250 per share (in each case, market value on date of grant).

(6) Represents exercises of options/SARs (i) granted in 1992 and covering 40,000 shares at an exercise price of $37.8125 per share and (ii) granted in 1995 and covering 71,200 shares at an exercise price of $38.1250 per share (in each case, market value on date of grant).

(7) Represents exercises of the options/SARs (i) granted in 1994 and covering 33,200 shares at an exercise price of $29.0313 per share and (ii) granted in 1995 and covering 41,800 shares at an exercise price of $38.1250 per share (in each case, market value on date of grant).

(8) Portions of the proceeds of such exercises have been deferred at the election of the named executive officer.

(9) Includes options covering 267,700 shares of Common Stock which were transferred to an irrevocable trust for the benefit of members of Mr. Stafford's family.

                               PENSION PLAN TABLE

    The Corporation has three non-contributory defined benefit retirement plans in which the named executives participate. One of these plans (the "Qualified Plan") is qualified under the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"). The other two plans are non-qualified supplemental retirement plans. The Supplemental Executive Retirement Plan ("SERP") provides the amount of retirement benefit which cannot be paid from the Qualified Plan due to certain Code restrictions. The aggregate benefits payable under the Qualified Plan and SERP are determined based upon average final compensation (the total amount of an employee's compensation for the five calendar years during which such employee's compensation was the highest out of the ten year period of service ending with such employee's early or normal retirement date, divided by five). The Executive Retirement Plan provides to certain highly compensated employees and corporate officers an additional retirement benefit based upon average final compensation (the total amount of an employee's compensation for the three calendar years during which such employee's compensation was the highest out of the ten year period of service ending with such employee's early or normal retirement date, divided by three) with three additional years of service added (reduced by one year for each year the employee works beyond age 62). The retirement benefit provided by the Executive Retirement Plan is an unreduced benefit at the retirement age of 60 and is offset by benefits provided in the Qualified Plan and SERP.

                                                                                YEARS OF SERVICE
                      FINAL 3-YEAR AVERAGE                        ---------------------------------------------
                            EARNINGS                                 15          20          25         30*
                     ----------------------                       ---------  ----------  ----------  ----------
$ 700,000.......................................................    210,000     280,000     350,000     420,000
  800,000.......................................................    240,000     320,000     400,000     480,000
  900,000.......................................................    270,000     360,000     450,000     540,000
 1,000,000......................................................    300,000     400,000     500,000     600,000
 1,100,000......................................................    330,000     440,000     550,000     660,000
 1,200,000......................................................    360,000     480,000     600,000     720,000
 1,300,000......................................................    390,000     520,000     650,000     780,000
 1,400,000......................................................    420,000     560,000     700,000     840,000
 1,500,000......................................................    450,000     600,000     750,000     900,000
 1,600,000......................................................    480,000     640,000     800,000     960,000
 1,700,000......................................................    510,000     680,000     850,000   1,020,000
 1,800,000......................................................    540,000     720,000     900,000   1,080,000
 1,900,000......................................................    570,000     760,000     950,000   1,140,000
 2,000,000......................................................    600,000     800,000   1,000,000   1,200,000
 2,100,000......................................................    630,000     840,000   1,050,000   1,260,000
 2,200,000......................................................    660,000     880,000   1,100,000   1,320,000
 2,300,000......................................................    690,000     920,000   1,150,000   1,380,000
 2,400,000......................................................    720,000     960,000   1,200,000   1,440,000
 2,500,000......................................................    750,000   1,000,000   1,250,000   1,500,000
 2,600,000......................................................    780,000   1,040,000   1,300,000   1,560,000
 2,700,000......................................................    810,000   1,080,000   1,350,000   1,620,000
 2,800,000......................................................    840,000   1,120,000   1,400,000   1,680,000
 2,900,000......................................................    870,000   1,160,000   1,450,000   1,740,000
 3,000,000......................................................    900,000   1,200,000   1,500,000   1,800,000
 3,100,000......................................................    930,000   1,240,000   1,550,000   1,860,000

------------------------

*   Plans recognize up to 30 years of credited service only.

    The compensation covered by the retirement plans for each of the named executives is the base salary rate at January 1, 1997 ($1,350,000 for Mr. Stafford, $710,000 for Mr. Blount, $425,000 for Mr. Essner, $495,000 for Mr. Olivier and $440,000 for Mr. Hoynes) plus the amount in the bonus column of the Summary Compensation Table for 1996 for a total of $2,580,000 for Mr. Stafford, $1,360,000 for Mr. Blount, $795,000 for Mr. Essner, $952,083 for Mr. Olivier and $815,000 for Mr. Hoynes.

    The years of service (in nearest years) as of December 31, 1997 for the named executives are as follows: Mr. Stafford, 28 years; Mr. Blount, 23 years; Mr. Essner, 8 years; Mr. Olivier, 31 years of which only 16 years are recognized under the benefit formula illustrated in the table above; and Mr. Hoynes, 7 years.

    The table shows the combined annual pension under the current provisions of all retirement plans assuming retirement of an employee who has continued employment to age 60 and assuming payment as a single life annuity. (No reduction has been made for the Social Security offset.)

                               PERFORMANCE GRAPH

    The following graph shows the value as of December 31, 1997 of a $1,000 investment in the Corporation's Common Stock made on December 31, 1992 (with dividends reinvested), as compared with similar investments based on (i) the value of the S&P 500 Index (with dividends reinvested) and (ii) the value of a market-weighted Peer Group Index composed of the common stock of Abbott Laboratories, American Home Products Corporation, Bristol-Myers Squibb Company, Johnson & Johnson, Eli Lilly and Company, Merck & Co., Inc., Pfizer Inc., Schering-Plough Corporation, and Warner-Lambert Company, in each case on a "total return" basis assuming reinvestment of dividends. The market-weighted Peer Group Index values were calculated from the beginning of the performance period. The stock performance shown below is not necessarily indicative of future performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             AHPC COMMON STOCK     S&P 500 INDEX   PEER GROUP INDEX
12/31/92               $1,000.00        $1,000.00          $1,000.00
12/31/93               $1,002.80        $1,100.10            $938.74
12/31/94               $1,020.90        $1,115.10          $1,069.82
12/31/95               $1,637.40        $1,532.60          $1,761.99
12/31/96               $2,032.20        $1,883.60          $2,172.32
12/31/97               $2,714.50        $2,511.20          $3,447.89

         CHANGE IN CONTROL SEVERANCE AGREEMENTS AND OTHER ARRANGEMENTS

    The Corporation has entered into severance agreements with certain executive officers (including the named executive officers other than Messrs. Stafford and Blount), which are intended to provide for continuity of management in the event of a change in control of the Corporation. The agreements continue through December 31, 2000 and provide that they are to be automatically extended in one year increments, unless, not later than September 30 in any year, the Corporation has given prior notice of termination. In such event, each of the agreements will continue to be effective until the end of its then remaining term. However, if a "change in control" (as defined in the agreements) occurs, the agreements will continue in effect for a period of thirty-six (36) months beyond such change in control. A change in control as so defined would include any of the following events: (i) any "person", as defined in the Securities Exchange Act of 1934, as amended, acquires 20 percent or more of the Corporation's voting securities; (ii) the consummation of any merger or business combination of the Corporation, sale or lease of the Corporation's assets or any similar transaction, unless in any case the stockholders of the Corporation retain at least 65% of the resulting entity; or (iii) a majority of the Corporation's directors are replaced during a two-year period.

    If, following a change in control, the covered executive officer is terminated by the Corporation for any reason, other than for disability or for cause (as defined in the agreements), or if such executive officer terminates his or her employment for good reason (as defined in the agreements), then the executive officer is entitled to a lump sum severance payment equal to 3 times the sum of (a) the executive's then base salary, (b) the highest bonus awarded to the executive under the Corporation's Management Incentive Plan in any of the three years immediately prior to the termination year ("Bonus"), and (c) an amount equal to the highest Black-Scholes value (determined as of the date of grant, in accordance with the agreements), of any option grant made to such executive in the year prior to the change in control or, if higher, thereafter. In addition, the executive would also receive a pro-rated Bonus, calculated through the date of termination. During the 90 day period following the anniversary of the change in control, a voluntary termination of employment by any of the covered executive officers will be deemed to constitute Good Reason.

    In the event that any payments made in connection with a change in control would be subjected to the excise tax imposed on excess parachute payments by the Internal Revenue Code, the Corporation will "gross-up" the executive officer's compensation for all such excise taxes and any federal, state and local income tax applicable to such excise tax, penalties and interest thereon. In addition, upon the date of termination, the executive (or the spouse or applicable beneficiary in the event of such executive's death) will receive three additional years of credit for age and service purposes in calculating supplemental pension benefits using the benefit calculation provisions of the Corporation's Retirement Plan and, to the extent such executives participate therein, the Corporation's Supplemental Executive Retirement Plan and the Corporation's Executive Retirement Plan. Such benefit would be further determined without any reduction for the receipt of benefits prior to age 65 or 60, as the case may be, with respect to each plan.

    For three years from the date of a covered termination, the Corporation would either continue the executive's coverage under the Corporation's welfare and fringe benefit plans (but excluding the Corporation's disability, pension and 401(k) plans), perquisites and other programs in which the executive is participating immediately prior to such termination or provide substantially similar benefits. If, at the time of termination, such executive has already attained age 45, the executive would also become vested in all retiree medical coverage, life insurance and other retiree benefits; provided, however, that the retiree medical coverage provided by the Corporation will be secondary to any other medical coverage the executive may then have.

    In addition, if any restricted stock awards or options terminate or are forfeited upon or following the termination of the executive's employment under the terms of any plan, the executive will receive in respect of such terminated or forfeited stock awards or options, an amount equal to the sum of (i) the

Cashout Value (as defined in the agreements) of all the shares covered by the restricted stock awards so forfeited (with units converted to shares based on the target awards), and (ii) the excess of (a) the Cashout Value of all the shares subject to options which were so forfeited over (b) the aggregate exercise price of the shares subject to such forfeited options. Under the terms of the 1996 Stock Incentive Plan, outstanding options become exercisable and restricted stock target awards vest upon a Change in Control, as defined in such Plan.

                           CERTAIN LEGAL PROCEEDINGS

    On January 14, 1998, the directors (other than Mr. Essner), certain officers of the Corporation, a former director and officer of the Corporation and the Corporation itself (as a nominal defendant) were named in a shareholder derivative action filed in New Jersey Superior Court, Morris County (No. MRS-L-164-98). The suit seeks to recover any losses or damages sustained by the Corporation, as well as profits from the sale of stock by certain present and former officers and directors, as a result of alleged intentional, reckless or negligent breaches of fiduciary duty by the defendants. The suit alleges that the defendants made material misstatements or omissions regarding alleged adverse events associated with REDUX and/or PONDIMIN (and in particular an alleged association between those two products and valvular heart disease), exposing the Corporation to liability for personal injury lawsuits and securities claims. In addition, in a securities fraud putative class action filed against the Corporation and certain officers and directors on September 18, 1997 in U.S. District Court (No. 97-CV-4513 (NHP) (D.N.J.)) on behalf of purchasers of the Corporation's Common Stock during the period from March 1, 1997 through September 16, 1997, the defendants are alleged to have made similar misstatements and omissions. The putative class action also includes claims for negligent misrepresentation and common law fraud and deceit. Plaintiffs seek compensatory and punitive damages for themselves and for the class. While the shareholder lawsuits are at a very early stage, defendants believe that the suits are without merit and intend to defend the litigation vigorously.

               REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

    The Corporation's compensation policies applicable to its executive officers are administered by the Compensation and Benefits Committee (the "Committee") of the Board of Directors. All members of the Committee are non-employee directors.

    These compensation policies are designed to enhance the overall strength and financial performance of the Corporation by aligning the financial interests of the Corporation's executive officers with those of its stockholders. The three primary components of executive compensation are base salary, awards under the Corporation's Management Incentive Plan and annual grants of stock options and Restricted Stock awards. The Committee recommends to the Board of Directors the salaries of the executive officers and administers the Management Incentive Plan and the Stock Option and Stock Incentive Plans under which employee stock options are granted and Restricted Stock awards are made. All of these primary components of executive compensation are reviewed for competitiveness in relation to a group of companies in the pharmaceutical industry by an independent consulting firm specializing in executive compensation. In certain instances, compensation data related to consumer health care products and chemical industry companies also are considered.

BASE SALARY

    Base salaries for executive officers for 1997 were recommended by the Committee and approved by the Board of Directors in November 1996. In recommending these base salaries, the Committee considered, among other factors, the financial performance of the Corporation as a whole, the successful completion of the integration of the American Cyanamid business and the introduction of new pharmaceutical products in 1996. The Committee also considered the contribution of each of the executive officers. In addition, the Committee reviewed base salaries recommended by Mr. John R. Stafford for executive officers other than himself and determined the base salary recommendation for Mr. Stafford out of his presence. The Committee had also reviewed a report of the independent compensation consulting firm (the "Consultant's Report") with respect to its survey of compensation information, which survey included information for all of the companies comprising the Peer Group Index appearing on the Performance Graph in this Proxy Statement as well as, for certain executive officers, compensation data related to consumer health care products and chemical industry companies. The report indicated that, overall, the proposed base salaries fall within a competitive range.

MANAGEMENT INCENTIVE PLAN AWARDS

    The stockholder-approved Management Incentive Plan (the "Plan") is designed to provide current and deferred incentive compensation to selected key employees who contribute in a substantial degree to the success of the Corporation, thus affording to them a means of participating in that success and an incentive to contribute further to that success.

    The Committee determines the awards to be made under the Plan to executive officers, including Mr. Stafford, and determines and recommends to the Board the award fund. The award fund under the Plan may not exceed 12% of the excess of net income (as defined in the Plan) for any year over the greater of either 12% of average net capital (as defined in the Plan) or an amount equal to $.375 multiplied by the average number of shares of Common Stock outstanding for the year, assuming full conversion of the Corporation's Preferred Stock.

    Plan participants, including executive officers, are eligible to receive an award of up to 100% of salary. Under current Committee policy, at least 50% of each award to executive officers who are corporate vice presidents and above and to U.S. executives whose base salary is $175,000 or above is made in the form of a contingent stock award to be delivered in shares of the Corporation's Common Stock either in the third year following the year in respect of which the award was granted or after retirement or termination of employment at the election of each participant or as the Committee otherwise determines. The value of each deferred contingent stock award together with its associated dividend equivalent rights is tied to future performance because it will rise and fall with the market price of the Corporation's Common Stock and will reflect the payment of dividends during the deferral period. Accordingly, an important component of executive compensation is weighted to current and deferred "bonus awards" based on the Corporation's financial performance.

    In determining amounts to be awarded to executive officers under the Plan, the Committee takes into account a number of factors, including the performance-related factors described below under "Relationship of Corporate Performance to Executive Compensation," as well as individual performance and achievement. The awards for 1997 were granted by the Committee in January 1998. In addition, the Committee considered the amounts of previous awards in deciding upon the awards for 1997. The Committee also reviewed the Consultant's Report which indicated that, overall, the Management Incentive Plan awards together with base salaries were within the competitive range.

STOCK OPTION AND INCENTIVE PLANS GRANTS

    In contrast to salary and the cash portion of Management Incentive Plan awards, the value to each executive officer of the stock option grants is tied directly to stock price performance. The Committee grants options under the stockholder-approved option/incentive plans with an exercise price equal to the market price on the date of grant. If there is no appreciation in the market price for the Corporation's Common Stock, the options are valueless.

    Annual grants are made to executive officers based on salary, responsibility and performance of the individual officer. Grants in 1997 are exercisable in one-third increments on the first, second and third anniversary date of the date of grant except in cases of the death, retirement or disability of the optionee.

The grants for the named executives were made by the Committee in May 1997 each with an exercise price equal to the mean market price on the date of grant of $72.4375.

    In furtherance of the goal of aligning the interests of management with those of the stockholders, in May 1997 the Committee also made Restricted Stock Performance Awards to certain executives including the Chairman, President and Chief Executive Officer. The Restricted Stock awards were granted in lieu of a portion of the stock option award that would have been granted at a ratio of one unit representing one share of Restricted Stock replacing options covering four shares of Common Stock. These awards represent units which will be converted to shares of Restricted Stock based on 1999 performance, with the maximum number of units that may be converted equal to 125% of the total award. During the three-year restricted period ending in May 2000, all of the units and shares of Restricted Stock are forfeited upon termination of employment for any reason other than death, disability or retirement (in which case the units will continue to be converted based upon satisfaction by the Corporation of the performance criteria), unless the Committee makes a partial or complete exception to this requirement. Otherwise, all shares of Restricted Stock will be free of any restrictions when the restricted period lapses. The shares are valued at the mean between the high and low prices of the Corporation's Common Stock on the Consolidated Transaction Reporting System on the designated date of delivery.

    In deciding to award Restricted Stock and make the annual grant of options, the Committee considered the amounts of options and Restricted Stock awards previously granted. The Committee also reviewed the Consultant's Report which indicated that, taken together, the grants and awards, in most cases, were an overall reduction by 15% over the prior year in number of option grants and restricted stock awards and were within a competitive range.

    Conversion of units to Restricted Stock for a portion of the units covered by a Restricted Stock Performance Award made in 1995 was based on a formula related to the relative achievement of the 1997 targeted earnings per share set by the Committee in February 1997. As a result, 75% of the award was converted to Restricted Stock in January 1998 based on 1997 performance.

RELATIONSHIP OF CORPORATE PERFORMANCE TO EXECUTIVE COMPENSATION

    While all of the Corporation's executive officer compensation is related to corporate performance, the awards under the Management Incentive Plan are most closely tied to corporate performance. The maximum aggregate amount of the award fund is based on corporate performance in the manner described under "Management Incentive Plan Awards," above. In determining the amounts that were awarded to the Chairman, President and Chief Executive Officer and executive officers generally, the Committee viewed being of greatest significance the financial performance of the Corporation. Pro forma worldwide net sales increased 5% for 1997 after adjusting for the acquisition of the worldwide animal health business of Solvay, S.A. in 1997 and the divestitures of the American Home Foods majority interest and the Symbiosis business in 1996. Excluding the 1997 special charges relating to the voluntary market withdrawal of the Corporation's anti-obesity products, the Corporation's net income and basic earnings per share for the 1997 full year of $2.16 billion and $3.34, respectively, represented increases of 15% and 13%, respectively, over 1996 results excluding the gain on the sale of the American Home Foods majority interest and special charges related to the purchase of the remaining interest in Genetics Institute, Inc. The next most significant factor considered by the Committee was the increase in shareholder value. The Corporation's shareholder return, including dividends reinvested, for 1997 was 34%, continuing the positive trend that occurred in 1996 and 1995. The next most significant factor considered by the Committee was the product development activity of the Corporation, including regulatory approval to market Neumega-Registered Trademark-, and the advisory committee recommendation to approve Wyeth-Ayerst's vaccine against rotavirus gastroenteritis. The Committee also viewed as significant the implementation of the Corporation's strategic plan as evidenced by the execution of an agreement to sell the Sherwood-Davis & Geck business for $1.77 billion and the sale of Storz Instrument Company which was completed in December 1997 for $380 million.

    With respect to Mr. Stafford, it was the Committee's view that his vigorous leadership was instrumental in the planning and execution of the programs and policies that resulted in the favorable outcome of the factors considered above. The Committee also viewed favorably his leadership activities in the worldwide health care industry.

STOCK OWNERSHIP GUIDELINES FOR EXECUTIVE OFFICERS

    Stock Ownership Guidelines ("Guidelines") have been adopted for executive officers and other U.S. employees with annual base salaries of $175,000 or more. Authority to administer the Guidelines was delegated to the Chairman, President and Chief Executive Officer, who reports periodically to the Committee on the status of compliance with the Guidelines. The Guidelines state that the Chief Executive Officer must own shares of the Corporation's stock with a value of at least eight times his base salary. Officers who report directly to the Chief Executive Officer shall own shares with a value of at least six times base salary; other employees who are members of the Finance and Operations Committees must own shares with a value of at least four times base salary; and all other U.S. employees with annual base salaries of $175,000 or more must own shares with a value of at least twice base salary. As currently administered, stock options are not counted toward compliance with the Guidelines. Full compliance with the Guidelines by each covered person must be achieved by the later of May 1999 or five years from the date on which an individual becomes subject to the Guidelines.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation of more than $1 million paid in any year (not including amounts deferred) to a corporation's Chief Executive Officer and to the four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Corporation believes that all compensation paid in 1997 will be deductible under Section 162(m).

                                      COMPENSATION AND BENEFITS COMMITTEE
                                      Frank A. Bennack, Jr., Chairman
                                      Robin Chandler Duke
                                      John D. Feerick
                                      John P. Mascotte

                                    ITEM 2.

            APPOINTMENT OF PRINCIPAL INDEPENDENT PUBLIC ACCOUNTANTS

    Upon the recommendation of the Audit Committee of the Board of Directors, the Board of Directors has, subject to ratification by the stockholders, appointed Arthur Andersen LLP as the Corporation's principal independent public accountants for the year 1998. This firm served in such capacity in 1997 and previously. A representative of Arthur Andersen LLP will be present at the Annual Meeting and will be available to make such comments as may be appropriate and to answer proper questions.

    THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE CORPORATION'S PRINCIPAL INDEPENDENT PUBLIC ACCOUNTANTS FOR 1998.

                                    ITEM 3.

        PROPOSED AMENDMENTS TO THE RESTATED CERTIFICATE OF INCORPORATION

    On March 5, 1998, the Board of Directors of the Corporation unanimously approved the proposed amendments to the Corporation's Restated Certificate of Incorporation to increase the number of authorized shares of the Corporation's Common Stock from 1,200,000,000 to 2,400,000,000 shares subject to approval by the stockholders. On March 5, 1998, the Board of Directors also unanimously approved a two-for-one stock split in the form of a stock dividend of the Common Stock subject to the approval by the stockholders of the proposed amendments to the Corporation's Restated Certificate of Incorporation (the "Stock Split"). An increase in the number of authorized shares of Common Stock is necessary for the Stock Split to be effected. If the proposed amendments are not approved by the stockholders of the Corporation, the stock split will not be effected.

    In addition, the Board also unanimously approved an amendment to increase the number of votes per share of the Corporation's $2 Convertible Preferred Stock (the "Preferred Stock") from eighteen to thirty-six votes per share of Common Stock when voting with the Common Stock. This will prevent dilution of the voting rights of the Preferred Stock when the Stock Split is effected.

    The Board of Directors believes that the Stock Split and the related amendment to the Corporation's Restated Certificate of Incorporation to increase the Corporation's authorized shares of Common Stock are in the best interests of the Corporation and its stockholders because it will place the market price of the Common Stock in a range more attractive to investors, particularly individuals, and may broaden the market for, and increase the liquidity of, the Corporation's Common Stock. The amendments will permit the Corporation to effect the Stock Split, and will provide additional shares of Common Stock which could be used for various purposes without requiring further stockholder approval unless necessitated by applicable law, regulation or stock exchange rule. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Preferred Stock, voting together as a single class, is required for the adoption of the proposed amendments. The text of the proposed amendments is set forth in Exhibit I.

    In addition to permitting the Stock Split, the additional shares would be available for general corporate purposes, including use in financing transactions, acquisitions, stock dividends, further stock splits and employee stock option and other stock ownership plans. Except for the Stock Split, management of the Corporation has no plan, agreement or understanding at the present time for the issuance or use of the additional shares of Common Stock to be authorized by the amendments. No holders of any class of stock of the Corporation are entitled as a matter of right to any preemptive or subscription rights with respect to any shares of the Corporation's capital stock. The Corporation intends to apply to list the additional shares to be issued as a result of the Stock Split on the New York Stock Exchange.

    If the amendments are approved and the Stock Split is effected, one additional share of Common Stock will be issued for each issued share of Common Stock (including treasury shares) and one additional share of Common Stock will be reserved for each share currently reserved for issuance upon conversion of the Corporation's series of $2.00 Convertible Preferred Stock. In such event, the Corporation intends to use the Direct Registration System to issue the additional shares. Through "book-entry" form, each stockholder's account will be credited with an additional share of Common Stock for each share registered in such person's name on April 24, 1998, the record date established by the Board of Directors for the Stock Split. It is anticipated that on May 5, 1998 the additional shares will be registered on the books of the Corporation maintained by its transfer agent. Promptly thereafter, an account statement will be mailed to each stockholder setting forth, among other things, the number of shares so registered and credited to such stockholder's account. Upon request, a physical stock certificate will be mailed to any such stockholder and the account statement will be accompanied by instructions for making such request. Certificates currently representing outstanding shares will continue to be valid and should not be destroyed.

    A total of approximately 711,000,000 additional shares of Common Stock will be issued as a result of the Stock Split. The additional shares of Common Stock resulting from the Stock Split will have one vote per share and the par value of the Common Stock will remain $.33 1/3 per share. The Stock Split will not affect the validity of Common Stock certificates already outstanding. Share certificates for Common Stock outstanding on the record date will continue thereafter to represent the same number of shares of Common Stock indicated on the certificate.

    The aggregate number of shares that may be sold under the Corporation's stock option, stock incentive and restricted stock plans (the "Plans"), the number of shares covered by outstanding options and restricted stock awards under the Plans and the exercise price of each such option will be proportionately adjusted to reflect the Stock Split. The aggregate number of shares of Common Stock that may be issued under the Management Incentive Plan and the number of shares of Common Stock credited under contingent award accounts will be proportionately adjusted to reflect the Stock Split. Other appropriate adjustments will be made to the Corporation's benefit plans to reflect the impact of the Stock Split.

    None of the data in this proxy statement with respect to outstanding stock, stock options, restricted stock or the exercise prices of stock options has been adjusted to give effect to the Stock Split.

    Under existing law and regulation, the Stock Split will not result in any gain or loss or any other form of taxable income to the stockholders for federal income tax purposes. The laws of jurisdictions other than the United States may impose income taxes on the issuance of the additional shares in connection with the Stock Split and stockholders subject to those laws are urged to consult their tax advisors. A stockholder's basis in his or her shares held before the Stock Split will be allocated between such shares and the new shares for the purpose of determining future gain or loss on a sale of any of the shares and the holding period of new shares will include the holding period of the shares with respect to which they were issued.

    After the Stock Split, purchases and sales of Common Stock by an individual stockholder may be subject to somewhat higher brokerage charges and applicable stock transfer taxes than on a pre-split transaction of equivalent market value, due to the greater number of shares of Common Stock outstanding after the Stock Split held by each such stockholder. In addition, the Corporation will incur certain expenses in connection with the Stock Split, such as listing fees and the cost of preparing and delivering to stockholders share account statements or new certificates representing the additional shares.

    In connection with the Stock Split, a transfer of $.33 1/3 cents for each additional share of Common Stock issued will be made to the Corporation's capital account as of May 5, 1998, the date on which stockholders will be entitled to the additional shares, so that the additional shares to be issued will be fully paid. The amounts so transferred will no longer be available for distribution to stockholders as dividends.

    Although an increase in the authorized shares of Common Stock could, under certain circumstances, have an anti-takeover effect (for example, by diluting the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Corporation with another company), immediately after the Stock Split, the number of shares of Common Stock available for future issuance would be, on a proportionate basis, the same as the number of shares of Common Stock available for future issuance prior to the Stock Split. This proposal to amend the Restated Certificate of Incorporation is not in response to any effort of which the Corporation is aware to accumulate the Corporation's stock or obtain control of the Corporation, nor is it part of a plan by management to recommend a series of similar amendments to the Board of Directors and stockholders.

    THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE FOR APPROVAL OF THE AMENDMENTS TO THE RESTATED CERTIFICATE OF INCORPORATION.

                              STOCKHOLDER PROPOSAL

    A Stockholder of the Corporation has informed management of the intention to present the resolution set forth below for consideration at the Annual Meeting. The name, address and the number of shares held such Stockholder will be promptly furnished orally or in writing, as requested, by the Corporation to any person upon receipt of any oral or written request. Such request may be directed to Eileen M. Lach, Secretary of the Corporation.

                                    ITEM 4.

                  STOCKHOLDER PROPOSAL ON DIRECTORS ACCEPTING
                                CONSULTING FEES

    BE IT RESOLVED: That the shareholders of American Home Products Corporation (or "Company") urge that the Board of Directors establish a clear and unequivocal policy that members of the Board refrain from accepting consulting or other fees from the Company, either individually or through any associated business entity, while they serve on the Board of Directors.

                              SUPPORTING STATEMENT

    The Board of Directors should play an independent role in helping to determine overall corporate policy and strategic direction. They should actively monitor senior management in faithfully implementing these policies. In their capacity on the Board, Directors owe their fundamental allegiance to the shareholders of the corporation--the owners who elect them, and not to management.

    We believe, however, that certain financial relationships can adversely affect the ability of Directors to function in their appropriate oversight role. This is especially critical for so-called outside directors who are not employee/Directors and who should bring a certain arms-length objectivity to Board deliberations. The Company currently utilizes the services of a firm with which one of our Directors is a part-owner, and has paid another Director to lecture and participate on a company-sponsored Advisory Board. The large fees collected by these Directors reflect a business relationship with our Company which is a clear financial benefit to these Directors.

    Shareholder confidence in our Directors is absolutely critical to a properly functioning Board. We believe that these Directors, as our elected representatives, have a serious potential conflict of interest.

    Others share our concern regarding the independence and integrity of Directors who have lucrative financial arrangements with companies on whose Boards they sit. The National Association of Corporate Directors has issued a Report on principles and best practices on director compensation, which states:

        Boards should adopt a policy stating that a company should not hire a director or a director's firm to provide professional or financial services to the corporation. The director's role is distinct and separate from that of a consultant; both roles can be severely compromised through commingling....

    Simply put, our Directors should not attempt to serve two masters at once; they should decide whether they can best serve our Company as Directors or as consultants but not both.

    We urge support for adoption of this proposal.

                        AMERICAN HOME PRODUCTS RESPONSE

    THE BOARD OF DIRECTORS AND MANAGEMENT DO NOT AGREE WITH THE FOREGOING PROPOSAL AND RECOMMEND A VOTE AGAINST IT FOR THE FOLLOWING REASONS:

    The Proposal seeks to prohibit members of the Corporation's Board of Directors (and their associated business entities) from accepting any consulting or other fees from the Corporation for services outside of the scope of their duties as directors. In the view of the Board of Directors and management, this absolute prohibition is unnecessary and should not be adopted.

    The Board believes that it can maintain a substantial degree of independence from management without adopting the rigid approach set forth in the Proposal. Historically, the Corporation has not relied extensively upon its non-employee directors or their associated business entities to provide services to the Corporation. In fact, there are no consulting or similar arrangements between any director and the Corporation under which a director or an associated business enterprise is currently being compensated, except for one director who has been paid a nominal aggregate amount in honoraria for speaking engagements organized by educational and charitable groups of which the Corporation is one of the sponsors. Nevertheless, the Board and management believe that it is appropriate for the Corporation to have the flexibility to obtain the services of its directors or their firms when it is deemed to be in the Corporation's best interests to do so.

    The Board of Directors and management agree with the principles set forth in the STATEMENT ON CORPORATE GOVERNANCE issued by The Business Roundtable in September 1997. This Statement acknowledges that a business or personal relationship between a non-employee director and a corporation may affect the actual or perceived independence of the director and recommends that:

    [W]here such relationships exist, boards should be mindful of them and make a judgment about a director's independence based on his or her individual circumstances rather than through the mechanical application of rigid criteria. This would involve consideration of whether the relationships are sufficiently significant as to interfere with the director's exercise of independent judgment. If a particular director is not deemed sufficiently independent, the board may nevertheless conclude that the individual's role on the board remains highly desirable (as in the case of an inside director) in the context of a board composed of a majority of directors with the requisite independence. The overall result should be a board that, as a whole, represents the interests of stockholders with appropriate independence.

    For the reasons stated above, the Board of Directors and management believe that the Proposal is not in the best interests of the Corporation and its stockholders.

    ACCORDINGLY, THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE AGAINST THIS STOCKHOLDER PROPOSAL.

STOCKHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

    Stockholder proposals intended to be presented at the 1999 Annual Meeting must be received by the Corporation at its principal executive offices on or before November 25, 1998 in order to be considered for inclusion in the Corporation's Proxy Statement and form of proxy relating to that meeting.

                                 OTHER MATTERS

    Management knows of no other matters to be brought before the Annual Meeting, but if other matters come before the meeting, it is the intention of the persons named in the accompanying proxy to take such action as in their judgment is in the best interest of the Corporation and its stockholders.

    The Corporation will bear the expenses in preparing, printing and mailing the proxy materials to the stockholders. In addition, the Corporation will retain D.F. King & Co., Inc., New York, NY, to aid in the solicitation of proxies, for which such firm will be paid a fee of $20,000 plus out-of-pocket expenses and disbursements. In addition, officers and employees of the Corporation and its subsidiaries may request the return of proxies by telephone, telegram or in person, for which no additional compensation will be paid to them.

    The Annual Report of the Corporation for the year ended December 31, 1997, including financial statements, has been mailed to stockholders.

    REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING IN ORDER THAT THE PRESENCE OF A QUORUM CAN BE SECURED. IF YOU ARE UNABLE TO ATTEND THE MEETING, YOU ARE URGED TO SUBMIT YOUR PROXY BY TELEPHONE IF POSSIBLE OR TO DATE AND SIGN YOUR PROXY AND RETURN IT WITHOUT DELAY IN THE ENCLOSED ADDRESSED ENVELOPE. THE SHARES REPRESENTED BY EACH PROXY SO SIGNED AND RETURNED OR SUBMITTED BY TELEPHONE WILL BE VOTED IN ACCORDANCE WITH THE STOCKHOLDER'S DIRECTIONS.

                                          By Order of the Board of Directors

                                          EILEEN M. LACH
                                          SECRETARY

March 25, 1998

                                   EXHIBIT I
              AMENDMENTS TO RESTATED CERTIFICATE OF INCORPORATION

    Amendments to the following sections of the Restated Certificate of Incorporation are reflected by showing additions set off by--double hyphen marks--; deleted material is reflected [in brackets].

    1. The first sentence of the first paragraph of Article FOURTH of the Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

    "The total number of shares of Capital Stock which may be issued by the corporation is [One Billion Two Hundred Five Million (1,205,00,000)]--Two Billion Four Hundred and Five Million (2,405,000,000)-- of which [One Billion Two Hundred Million (1,200,000,000)]--Two Billion Four Hundred Million (2,400,000,000) shares--shall be Common Stock, par value of Thirty-three and one-third cents (33 1/3 CENTS) per share and Five Million (5,000,000) shares shall be Preferred Stock (hereinafter referred to as the "Preferred Stock"), par value of Two Dollars fifty cents ($2.50) per share."

    2. The first sentence of subdivision (g) of Section VII of such Article FOURTH is hereby amended in its entirety to read as follows:

    "The shares of such series shall be entitled to [Eighteen (18)]--thirty-six
(36)--votes per share voting with the shares of Common Stock at any annual or special meeting of stockholders for the election of directors and upon any other matter coming before such meeting."

--------------------------------------------------------------------------------


                         AMERICAN HOME PRODUCTS CORPORATION
                                 FIVE GIRALDA FARMS
                             MADISON, NEW JERSEY 07940


     This Proxy is solicited on Behalf of the Board of Directors and Management.

     The undersigned hereby appoints JOHN R. STAFFORD, LOUIS L. HOYNES, JR. and EILEEN M. LACH and each of them proxies with power of substitution, to represent and to vote, as designated below, on behalf of the undersigned at the Annual Meeting of Stockholders of the Corporation to be held on April 23, 1998 and at any adjournment thereof on each of the following matters, as set forth in the Proxy Statement, and upon such other matters properly coming before the meeting.





 (Continued and to be signed if voting by mail on the reverse side or follow the instructions to vote by telephone)


--------------------------------------------------------------------------------
                                 FOLD AND DETACH HERE




                     YOU CAN VOTE YOUR SHARES IN ONE OF TWO WAYS

     1. This proxy when properly executed will be voted in the manner directed by the stockholder. If no direction is given, this proxy will be voted FOR Items 1, 2 and 3 and AGAINST Item 4.

                                          OR

     2. Call toll-free 1-800-840-1208 24 hours a day, 7 days a week on a Touch Tone telephone and follow the instructions.



                                     PLEASE VOTE

                                                            Please mark
                              Optional Secret Proxy    / /  your votes as  /X/
                                                            indicated in
                                                            this example

                              THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND YOU VOTE "FOR" ITEMS 1, 2 AND 3.

                                         WITHHELD AUTHORITY TO
Item 1 - ELECTION OF DIRECTORS:    FOR   VOTE FOR ALL NOMINEES                                                FOR   AGAINST  ABSTAIN
                                   / /           / /                       Item 2  APPOINTMENT OF INDEPEN-    / /     / /      / /
Nominees:                                                                          DENT PUBLIC ACCOUNTANTS
C.L. Alexander, Jr., F.A. Bennack, Jr., R.G. Blount,
R.C. Duke, R. Essner, J.D. Feerick, J.P. Mascotte,                                                            FOR   AGAINST  ABSTAIN
M.L. Polan, I.G. Seidenberg, J.R. Stafford,                                Item 3 - AMENDMENTS TO THE         / /     / /      / /
J.R. Torell III and W. Wrigley                                                      RESTATED CERTIFICATE OF
                                                                                    INCORPORATION

WITHHELD FOR: (Write that nominee s name in the space provided below):     THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND
                                                                           A VOTE "AGAINST" ITEM 4.


----------------------------------------------------------                 Item 4 - STOCKHOLDER PROPOSAL      FOR   AGAINST  ABSTAIN
                                                                                    ON DIRECTORS ACCEPTING    / /     / /      / /
                                                                                    CONSULTING FEES



Signature ____________________________________Signature ____________________________________ Date__________________________________
NOTE: Please sign exactly as the name appears above.  When shares are held by joint owners, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.
-----------------------------------------------------------------------------------------------------------------------------------
                                                            FOLD AND DETACH HERE

                                  VOTE BY TELEPHONE


Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

- You will be asked to enter a Control Number which is located in the box in the lower right hand corner of this form.

--------------------------------------------------------------------------------
OPTION #1:     To vote as the Board of Directors recommends on ALL proposals:
               Press 1.
--------------------------------------------------------------------------------

                 WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.

--------------------------------------------------------------------------------
OPTION #2:     If you choose to vote on each proposal separately, Press 0.  You will hear these instructions:
--------------------------------------------------------------------------------

     Proposal 1:    To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL
                    nominees, press 9.
                    To withhold FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.
     Proposal 2:    To vote FOR, press 1;  AGAINST, press 9;  ABSTAIN, press 0.
                    The Instructions are the same for all remaining proposals.


                 WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.

--------------------------------------------------------------------------------
           PLEASE DO NOT RETURN THE ABOVE PROXY CARD IF YOU VOTED BY PHONE.
--------------------------------------------------------------------------------

CALL TOLL FREE ON A TOUCH TONE TELEPHONE

     1-800-840-1208 - ANYTIME

There is NO CHARGE to you for this call.